Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Announces a
Voluntary Separation Program for Hourly Associates Represented
by the UAW at AAM’s Buffalo Gear, Axle & Linkage Facility
Detroit, Michigan, August 14, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced it will offer a voluntary separation program to all hourly associates represented by the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) at its Buffalo Gear, Axle & Linkage facility in Buffalo, New York.
The program will begin in September 2007 and is related to AAM’s previously announced plans to idle a portion of its U.S. production capacity dedicated to the mid-sized light truck product range.
Under the Buffalo Separation Program (BSP), AAM will offer a range of early retirement incentives and buy-outs to approximately 650 eligible hourly associates. These offers include:
•	A monthly incentive for associates eligible to grow into retirement within four years;

•	$50,000 incentive to retirement eligible associates;

•	$70,000 buy-out incentive to associates with less than 10 years seniority;

•	$100,000 buy-out incentive to associates with greater than or equal to 10 years seniority;

•	An early retirement program for associates with greater than or equal to 10 years of service and greater than or equal to 50 but less than 65 years of age.
Associates who retire as part of the BSP will retain all vested pension and other postretirement benefits. Associates who accept a buy-out will retain vested pension benefits but will forfeit other postretirement benefits.
AAM currently expects to incur special charges of as much as $85 million for the BSP, including pension and other postretirement benefit curtailments and special termination benefits. As a result of the uncertainty related to acceptance rates and the amount of pension and other postretirement benefit charges related to this voluntary program, AAM withdraws its 2007 earnings and cash flow guidance.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.

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Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler LLC’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or Chrysler LLC or a key supplier to GM or Chrysler LLC; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, Chrysler LLC or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For more information...

Media relations contact	Investor relations contact
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and	Director, Investor Relations
Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
Or visit the AAM website at www.aam.com.

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